AMENDMENT OF CHANGE IN CONTROL EMPLOYMENT AGREEMENT

This Amendment of Change in Control Employment Agreement is entered into this October 27, 2010 by and between W. W. Grainger, Inc., an Illinois corporation (the “Company”) and ____________________ (the “Executive”), collectively, the “Amendment”.

WHEREAS, the parties entered into that certain Change in Control Employment Agreement dated as of [insert date] (“Agreement”); and

WHEREAS, the parties desire to amend the Agreement solely to eliminate the tax gross-up provisions relating to the so called “golden parachute” rules under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (“Code”).

NOW THEREFORE, the parties hereto agree as follows:

1.   Unless the context indicates otherwise, capitalized terms used and not defined in this Amendment shall have the respective meanings assigned thereto by the Agreement.

2.   The definition of “Gross-Up Multiple” under Section 1 is deleted.

3.   Section 9 is amended to read as follows:

9.           Better After Tax Approach.

(a)           Excise Taxes.  In the event that any monetary or other benefit received or deemed received by Executive from the Company or any Subsidiary or affiliate pursuant to this Agreement or otherwise (“Change in Control Benefits”): (i) constitutes or may constitute “Parachute Payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 9, would be subject to any excise tax under Section 4999 of the Code or any similar tax under any United States federal, state, local or other law (such excise tax and all such similar taxes individually and collectively, “Excise Taxes”), then, at the option of Executive, such Change in Control Benefits shall be either: (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such Change in Control Benefits being subject to Excise Taxes; whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Taxes results in the receipt by the Executive on an after-tax basis, of the greatest amount of Change in Control Benefits, notwithstanding that all or some portion of such Change in Control Benefits may be taxable under Section 4999 of the Code. For the avoidance of doubt, this Section 9 provides Executive with the option to reduce the amount of any such Change in Control Benefits payable to such Executive, if doing so would place the Executive in a better net after-tax economic position as compared with not doing so (taking into account the applicable federal, state and local income and employment taxes and the Excise Taxes).

(b)           Reduction.  Any reduction in Change in Control Benefits allowed by Section 9(a) shall occur in the following order: (i) reduction of cash payments; (ii) reduction of vesting acceleration of equity awards; and (iii) reduction of other benefits paid or provided to the Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant for the Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.  In the event that the other benefits paid or provided to the Executive are to be reduced the reduction in the specific benefit or amount of benefit shall be determined by the Company in its sole discretion.

(c)           Tax Advisor.  Unless the Company and the Executive otherwise agree in writing, the determinations set forth in Section 9(a) will be made in writing by an independent tax advisor selected by the Company (the “Tax Advisor”). For purposes of making the calculations required by this Section 9, the Tax Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive agree to furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make a determination under this provision. The Company will bear all costs the Tax Advisor may reasonably incur in connection with any calculations contemplated by this provision. Further, the Company shall, in addition to complying with this Section 9(c), cause all determinations under Section 9(a) to be made as soon as reasonably possible after the announcement of the Change in Control and in adequate time to permit Executive to determine which election to make under Section 9(a) and to prepare and file Executive’s individual tax returns on a timely basis.

4.   Executing this Amendment shall not, in any way, alter the Agreement Term as set forth in the Agreement.

5.   The Agreement is affirmed, ratified and continued, as amended hereby.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first written above.

W.W. GRAINGER, INC.

By: __________________________________
James T. Ryan
Chairman, President and Chief Executive Officer

EXECUTIVE:

_____________________________________